Exhibit (10)



June 16, 1993



Mr. David W. Devonshire
460 Highcraft Road
Wayzata, Minnesota  55391

Dear David:

This letter will confirm the offer made to you for the position of Senior Vice President & Chief Financial Officer for Owens-Corning reporting to me. The specifics of the employment offer are as follows:

      - Your starting annual base salary will be $275,000 subject to regular review by the Board Compensation Committee.

      - You will participate in the Annual Corporate Incentive Compensation Plan which is presently based upon corporate earnings per share and net asset turnover. Your participation in this plan will be 100% of your base salary and your target award will be 50% of base salary. Obviously, corporate business results will determine actual payments but you will be guaranteed $150,000 for 1993. $75,000 of this payment is for the incentive compensation that you will lose at your current employer, and the remaining $75,000 will be a minimum guaranteed payment from Owens-Corning's 1993 plan. This payment will be made at the same time as our annual incentive payments are normally made, which is the last day in February of 1994.

      - You will be awarded 17,000 stock options and 2,400 restricted stock shares upon your initial day of employment. The price of the options will be based on the closing price of Owens-Corning stock on the date of your hire. The options will vest one third each year for three years. The restricted shares will vest 50% in five years and the remaining 50% in ten years from date of grant. These restricted shares will be valued at vesting based upon their market value at that time.

      - To address your concern of losing 5,000 restricted shares of Honeywill stock, you will be given 4,500 shares of Owens-Corning restricted stock. At today's value, the Owens-Corning stock is greater than the value of your current stock, but all 4,500 shares will vest on December 31, 1993.

      - You will be given a one time "sign-on" bonus of $50,000 (net of applicable taxes) on your first day of employment. This will address certain perquisites in which you currently participate, such as car allowances, club memberships, etc.

      -     You will have four weeks of vacation with Owens-Corning.

Mr. David W. Devonshire
June 16, 1993
Page 2


      - You will be eligible for tax preparation/planning assistance, financial counseling, personal liability insurance and other benefits accorded Leadership Council participants. In addition, you will be given a membership in the Toledo Club (or equivalent) which is a prestigious downtown dining and exercise club which can be utilized for business entertainment associated with your position.

      - For relocation purposes, you will be treated as a transferring employee, which means that we will purchase your home if you are unable to sell it. Specifics of our plan would be communicated upon acceptance of our offer.

      - For pension purposes, once you reach age 53 you will be given credit for two years of service for every year of completed service from that point until your retirement. This service will be used for both vesting and credited service in our formula. Please note that the earliest age for retirement based upon your birth year is 56 under our Plan. Also, any monies payable to you through this agreement not payable from the Pension Plan will come from the Company's Supplemental Retirement Plan.

      - In addition to the above items, you will also be entitled to Owens-Corning's full benefits package, which includes a health care plan, Savings and Deferral Investment Plan (401(k)), life insurance plan, salary continuation and long-term disability plan.

Employment is contingent upon successful completion of a physical examination (which includes a drug screening) and reference checking. You may contact Juanita Kesler (in Corporate Human Resources) at (419) 248-7414 to arrange a physical examination. The enclosed severance agreement should be executed upon your acceptance of this offer.

If you have any questions regarding the above offer or any benefits, please call me at (419) 248-6518 or Bob Heddens at (419) 248-7272.

Yours truly,



Glen H. Hiner


AGREED TO AND ACCEPTED:


/s/David W. Devonshire                                 June 16, 1993
---------------------------------------             --------------------
David W. Devonshire                                 Date